EXHIBIT 10.130

Compuware FY’YYYY Executive Incentive Agreement - Corporate

Participant Name:	«Employee_Name»
Employee Number:	«EENumber»
Tier:	«Tier»
Annual Base Salary:	«Current_Base_Salary_for_plan»
Agreement Effective Date:	«effecdate»

You have been selected by Compuware to receive this Executive Incentive Agreement (the “Agreement”).  The purpose of this Agreement is to provide you with additional incentives to achieve our annual business plan while positioning Compuware for long-term results, and to provide an opportunity to share in Compuware’s success.  This Agreement, issued under and subject to the Compuware Corporation 2007 Long-Term Incentive Plan (“2007 LTIP”), is composed of an Annual Incentive Award, Long-Term Performance Cash, Non-Qualified Stock Option and Restricted Stock Unit Awards.

I.      Annual Incentive Award
You are eligible for an Annual Incentive Award (“Annual Award”) equal to «AnnIncPerc» of base salary (as of «baseeffectivedate») at target. The Annual Award is based on two independent performance targets: Total Company Revenue (“Revenue”) and Earnings Per Share (“EPS”) for Compuware’s fiscal year YYYY. Your potential Annual Award at specified performance levels is set forth in the schedules below.  Annual Awards are payable in cash only, will be prorated between performance levels and paid no later than 2 ½ months following the close of fiscal year YYYY.

Revenue Performance Levels	% Payout	Revenue USD	Annual Incentive Award «Currency»
Minimum	50%	$REVGoal50	«TSCAward50»
Target	100%	$REVGoal100	«TSCAward100»
Maximum	200%	$REVGoal200	«TSCAward200»

EPS Performance Levels	% Payout	EPS USD	Annual Incentive Award «Currency»
Minimum	50%	$EPSGoal50	«EPSAward50»
Target	100%	$EPSGoal100	«EPSAward100»
Maximum	200%	$EPSGoal200	«EPSAward200»

II.    Long-Term Incentive Awards
In addition to your Annual Award, you are eligible to receive a long-term incentive award calculated at «LongTermPerc» of base salary (as of «baseeffectivedate») at target.  For fiscal year YYYY, the value of your long-term incentive award is «LongTermValue».  That value will be divided equally among three components: long-term performance cash, stock options and restricted stock units, as described in more detail below.

a.	Long-Term Performance Cash
If an Annual Award based on Revenue and/or EPS is earned for fiscal year YYYY, a percentage of such Annual Award earned will be deferred for future payment in the form of a Performance Unit payable in cash equal to «Long_Term_Cash_Incentive» at target.  Long-Term Performance Cash is not earned or payable until the end of the second fiscal year following the year performance is measured and achieved (the “Base Period”), and is subject to forfeiture if you are not employed at the time the award is payable (see Termination of Employment section).  Long-Term Performance Cash will be paid no later than 30 days following the close of the second fiscal year following the completion of the Base Period.

b.    Non-Qualified Stock Option (NQSO)
You will receive a number of NQSOs calculated at a target value of «StockOptionValue».  The number of stock options awarded will be determined by applying a Black Scholes option pricing model calculation to the percentage of your base salary.  The actual amount granted to you is «M__of_Stock_Options» and may be adjusted as a result of future stock splits that may occur.  The ultimate value of the stock options will depend upon the performance of the company stock over the option term as well as when the options are exercised.

The FY’12 option grant will be at Fair Market Value.  Fair Market Value is the closing price of Compuware common stock on the last stock exchange trading day immediately preceding the grant date.  The stock options will vest over a period of four years at a rate of 25% on each anniversary grant date.  NQSOs will only be issued to Participants in an EIA bonus eligible position on or before April 1, YYYY.

The specific terms and conditions of the stock option grant will be set forth in a Stock Option Plan and a Stock Option Agreement that you will receive separately.

c.     Restricted Stock Unit Award (RSUs)
You will also receive a number of Restricted Stock Units (“RSUs”) calculated at a target value of «RSUValue».  This is calculated by dividing the closing price of Compuware common stock on the last stock exchange trading day immediately preceding the grant date.  The actual amount granted to you is «M__RSUs».

The RSUs will vest over a period of four years at a rate of 25% on each anniversary of the grant date.  At vest, the RSUs will be converted to shares of common stock. RSUs will only be issued to Participants in an EIA bonus eligible position on or before April 1, YYYY. The specific terms and conditions of the RSU grant will be set forth in a Restricted Stock Unit Award Agreement that you will receive separately.

Administration
This Agreement is administered by the Compensation Committee of the Board of Directors (“Committee”). The decision to make payouts under this Agreement is at the Committee’s discretion or the discretion of the CEO as provided in Section 1.5(c) of the 2007 LTIP.  Any capitalized words not otherwise defined herein shall be defined under the 2007 LTIP, a copy of which will be provided upon request.  If there is any conflict between this Agreement and the 2007 LTIP, the 2007 LTIP shall control.  The Committee intends that the Annual Award and Long-Term Performance Cash be exempt from Code Section 162(m) as “performance-based compensation” (as defined in Internal Revenue Code Section 162(m) and the regulations thereunder).

Definitions and Calculations
The Annual Base Salary, Annual Incentive Award and Long-Term Performance Cash noted in this Agreement will be adjusted to reflect any changes made to your base salary through «baseeffectivedate».

The Revenue and EPS target and calculations will be determined based on United States Generally Accepted Accounting Principles and exclude unusual items such as restructuring costs and divestitures.  Any questions regarding the calculations will be resolved by the Chief Financial Officer.

Performance levels/targets for Revenue and EPS components will not be prorated for partial time in a position. Annual Awards and Long-Term Performance Cash will be prorated for partial time in a position for each full month of eligibility under the Agreement for new hires, transfers, promotions and other changes in tier assignments.

Termination of Employment
In the event that your employment with Compuware terminates (either voluntarily or involuntarily) prior to the payment of the Annual Award or Long-Term Performance Cash, you will not receive any portion of the Award(s) unless termination is due to death or Disability, as defined in the 2007 LTIP.

Entitlement to or vesting of NQSO and RSU grants, if any, in connection with termination of employment will be governed by the applicable NQSO Agreement and Restricted Stock Unit Award Agreement.

Miscellaneous
This Agreement, together with the associated NQSO Agreement, Restricted Stock Unit Award Agreement, 2007 LTIP and any subsequent correspondence issued by the Committee, shall constitute the entire agreement between you and Compuware regarding the awards and supersedes all contradictory terms, representations or claims, whether written or oral. Awards will be paid only if you have returned an executed copy of this Agreement to Compuware. Compuware reserves the right to change or discontinue this Agreement for business or economic reasons at any time without prior notice.  Nothing in the Agreement is intended to confer upon you any right to continued employment.

If any dispute arises concerning payments to you under the terms of this Agreement, you agree not to initiate legal action until you have first presented such concerns directly to the Committee or the CEO in writing, and until the Committee or CEO has had a reasonable time in which to review and address those concerns.  No legal action arising out of this Agreement may be brought by either party more than one year after the cause of action has occurred.  This Agreement shall be construed, interpreted, and governed by the laws of the «Area». In the event of legal action, the prevailing party shall be entitled to receive from the opposing party the costs incurred in such legal action, including but not limited to reasonable attorney's fees.

Accepted:

«Employee_Name»	Date

Bob Paul, Compuware Chief Executive Officer	Date